Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-215161 on Form S-4 of our reports dated March 2, 2017, relating to the consolidated financial statements and financial statement schedule of Metaldyne Performance Group Inc. and subsidiaries, and the effectiveness of Metaldyne Performance Group Inc. and subsidiaries’ internal control over financial reporting, appearing in the Current Report on Form 8-K of Metaldyne Performance Group Inc. filed on March 2, 2017, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
March 6, 2017